Exhibit 10.43

Yahoo! Inc. Key Executive New Hire Retention Plan

Purpose

The Yahoo! Inc. Key Executive New Hire Retention Plan (the “Plan”) is designed to encourage designated Plan Participants to remain employed with Yahoo!.

Eligible Employees

The Plan covers all employees of Yahoo! Inc. (“Yahoo!”) who are approved by the Company’s Chief Executive Officer to be Plan Participants.  Plan Participants must have a written agreement with Yahoo! specifying the bonus amounts and Qualification Dates, as defined below.

Bonus Payments

Plan Participants will be eligible for retention bonuses upon completion of continuous service through dates specified in their individual agreements (“Qualification Dates”), normally anniversaries of their hire date.  Bonus amounts shall be designated in the Plan Participants’ individual agreements.

Deferral

Plan Participants may be authorized in their individual agreements to defer any retention bonus payment upon written request.  The maximum length of deferral, if any, shall be specified in the Plan Participant’s individual agreement; provided that the deferral shall be for a fixed period of years. Deferral of each bonus payment must be requested separately and specifically by written notice to the Yahoo! Senior Vice-President of Human Resources no later than 30 days after the employee signs the written agreement specifying bonus amounts and Qualification Dates.  If the Plan Participant remains an Employee through the Qualification Date with respect to any deferred bonus payment, such deferred bonus payment shall be paid immediately upon the earlier of the end of the deferral period or the Plan Participant’s cessation of employment for any reason.  If a Plan Participant elects deferral, Yahoo! will add to the retention bonus an interest payment commencing on the Qualification Date at the interest rate equal to the short-term Applicable Federal Rate with annual compounding as determined under section 1274(d) of the Internal Revenue Code of 1986, as amended (“AFR”) in place on the Qualification Date.

No Employment Guarantees

Approval to participate in the Plan is not an assurance of continued employment and does not undermine the at-will nature of any Plan Participant’s employment.